                     As filed with the Securities and
                  Exchange Commission on February 17,1998
                         File No. _________________

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC  20549

                                  FORM S-8
                           Registration Statement
                                 Under the
                           Securities Act of 1933

                        TOTAL RESEARCH CORPORATION
           (Exact Name of Registrant as Specified in its Charter)



     Delaware                 22-2072212               95-4082020
     (State of           (Commission File No.)    (IRS Employer ID No.)
     Incorporation)

                             5 Independence Way
                           Princeton,  NJ  08543
                  (Address of Principal Executive Offices)

            1995 Stock Incentive Plan for Total Research Corporation
                   Amendment #1 to 1995 Stock Incentive Plan
               1995 Stock Incentive Plan for Total Research, Ltd.
                            (Full Title of Plan)

                           Rick Morrow, Secretary
                             5 Independence Way
                           Princeton,  NJ  08543
                  (Name and Address of agent for service)

                              With copies to:
                           William N. Levy, Esq.
                             Levy & Levy, P.A.
                     Plaza 1000, Suite 309, Main Street
                         Voorhees, New Jersey 08043


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following line: X

                      CALCULATION OF REGISTRATION FEE



                                   Proposed(1)    Proposed
   Title of                         Maximum        Maximum
  Securities             Amount    Offering       Aggregate      Amount of
    to be                to be      Price         Offering     Registration
  Registered           Registered  Per Share       Price          Fee (2)
------------------------------------------------------------------------------
Common Stock            1,995,000    $1.625       $3,241,875     $957.00


(1) The securities registered hereunder are shares of the registrant's common stock, $.001 par value.

(2) The fee with respect to these shares has been calculated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933, as amended, and based upon the average of the bid and ask prices per share of the Registrant's Common Stock on a date within five (5) days prior to the date of filing of this Registration Statement, if any, as quoted on NASDAQ Small Cap.

Item 3.   Incorporation of Certain Documents by Reference.

The following documents are following by reference into the registration statement:

(a) The Company's Annual Report on Form 10-KSB for the year ended June 30, 1997, Form 10-QSB for September 30, 1997 and Form 10-QSB for December 31, 1997 and all other reports filed pursuant to section 13(a) or 15(d) since the end of the year covered by above annual report.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities covered hereby then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, except as to any portion of any future Annual or Quarterly Report to Stockholders which is deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is replaced or modified by a statement contained in a subsequently dated document incorporated by reference or contained in this Registration Statement.

The description of the Company's common stock which is contained in the Company's registration statement filed under Section 12 of the
 Securities
Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description.

Item 4.  Description of Securities.

The Common Stock of the Company is registered under Section 12 of the Securities Exchange Act of 1934, as amended. The Company is authorized to issue 20,000,000 shares of Common Stock, of which 10,061,134 shares are issued and outstanding. All of the outstanding shares of Common Stock are validly issued, fully paid and non-assessable. Holders of Common Stock are entitled to one vote per share and have no cumulative voting rights, so that holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so, and in such event the holders of the remaining shares will not be able to elect any directors.

The holders of shares of Common Stock are entitled to share pro rata in any dividends and distributions declared by the Board of Directors and, in the event of liquidation in the net assets of the Company available for distribution to shareholders. Holders of the Company's Common Stock have no preferential or preemptive right to subscribe for, purchase or receive any securities of the Company.

Item 5.  Interest of Named Experts and Counsel.

The validity of the issuance of the securities registered pursuant to this registration statement is being passed upon for the Company by Levy & Levy, P.A., Suite 309, Plaza 1000, Main Street, Voorhees, New Jersey 08043-4634. William N. Levy, Esq., a member of the firm and a Director of the Company, owns 152,000 shares of common stock and 120,000 stock options.

Item 6. Indemnification of Directors and Officers.

The Company's Certificate of Incorporation provides for indemnification of directors, officers, employees and agents who have been the prevailing party, or who have acted in good faith in a manner reasonably incurred by such person in the defense of any action brought against such person by reason of acts committed in his capacity as a director, officer, employee or agent of the Company.

Item 7.  Exemption from Registration Claimed.

Does not apply.

Item 8. Exhibits.

     5.1 Opinion of Levy & Levy, P.A. regarding the legality of the securities being offered hereby.

     10.1 1995 Stock Incentive Plan for Total Research Corporation

     10.2 Amendment #1 to 1995 Stock Incentive Plan

     10.3 1995 Stock Incentive Plan for Total Research, Ltd.

     24.1 Consent of Amper, Politziner & Mattia

     24.2 Consent of Levy & Levy, P.A. (contained in Exhibit 5.1)

Item 9. Undertakings.

The undersigned hereby undertakes:

     (1)(a) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(a)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at
 that time shall be deemed to be the
initial benefit offering thereof.

(2) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

(3) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial benefit offering thereof.

(4) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against such labilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Princeton, State of New Jersey, on the 11th day of February, 1998.

TOTAL RESEARCH CORPORATION


By:  /s/ Lorin Zissman
   ----------------------------------------
     Lorin Zissman, Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                     Title                      Date

/s/ Lorin Zissman                                      February 17, 1998
---------------------    Chief Executive              ---------------------
Lorin Zissman            Officer

/s/ Eric Zissman                                       February 17, 1998
---------------------    V.P. of Accounting and       ---------------------
Eric Zissman             Finance, Chief Financial
                         Officer



trc\forms-8.98

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549







                         __________________________



                                  EXHIBITS



                                     TO


                                  FORM S-8

                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933


                        ___________________________



                         TOTAL RESEARCH CORPORATION
                                EXHIBIT INDEX



Exhibit
Number

5.1 Opinion of Levy & Levy, P.A. regarding the legality of the securities being offered hereby.

10.1 1995 Stock Incentive Plan for Total Research Corporation

10.2 Amendment #1 to 1995 Stock Incentive Plan

10.3 1995 Stock Incentive Plan for Total Research, Ltd.

24.1 Consent of Amper, Politziner & Mattia

24.2 Consent of Levy & Levy, P.A. (contained in Exhibit 5.1)